  Exhibit 99.1

Edesa Biotech Reports Fiscal 3rd Quarter 2020 Results

TORONTO, ON / ACCESSWIRE / August 12, 2020 / Edesa Biotech, Inc. (Nasdaq: EDSA), a clinical-stage biopharmaceutical company, today reported financial results for the three and nine months ended June 30, 2020 and provided an update on its business.

During the quarter, Edesa received Canadian regulatory approval to begin a Phase 2/Phase 3 clinical study of its biologic drug candidate, EB05, as a potential treatment for hospitalized COVID-19 patients. Based on previous clinical data and the drug’s mechanism of action, the company believes that EB05 could regulate the overactive immune response associated with Acute Respiratory Distress Syndrome (ARDS) – the leading cause of death in COVID-19 patients. In July, Edesa filed an investigational new drug (IND) application with the Food and Drug Administration to expand the company’s planned clinical study to U.S. hospitals. Edesa also reported that protocol amendments to facilitate enrollment for its ongoing Phase 2b clinical study in allergic contact dermatitis have been implemented at the majority of the company’s investigational centers.

“During the quarter, we continued the dosing of subjects in our dermatitis study, while simultaneously preparing for the launch of a Phase 2/3 study of our first biologic candidate – a novel monoclonal antibody targeting TLR4,” said Dr. Par Nijhawan, Chief Executive Officer of Edesa. “The lack of effective therapies for ARDS has been made even more devastating by the COVID-19 pandemic, which can cause severe acute respiratory failure in up to 40% of hospitalized COVID-19 patients and up to 85% of patients admitted to the ICU.” Dr. Nijhawan said that, subject to funding and IND approval, the company is presently on track to be ready to initiate patient enrollment ahead of the anticipated resurgence of SARS-CoV-2 infections this fall/winter.

Edesa’s Chief Financial Officer Kathi Niffenegger reported that expenditures during the quarter reflected increased activities and preparations related to the planned COVID-19 study as well as trial expenses for the company’s ongoing dermatitis study. She also noted that subsequent to the quarter end the company has received cash proceeds of approximately $2.42 million as a result of exercises of common share purchase warrants.

“We have built flexibility into our business planning processes, and have prioritized working capital for our clinical projects based on their feasibility amid the pandemic, the nearness of their inflection points and their ability to address significant unmet medical needs,” said Ms. Niffenegger.

Financial Results for the Three Months Ended June 30, 2020*

Total revenues for the three months ended June 30, 2020 were $0.11 million, reflecting sale of product inventory obtained in the reverse acquisition completed in June 2019. There were no significant revenues for the three months ended June 30, 2019.

Total operating expenses increased by $0.56 million to $1.88 million for the three months ended June 30, 2020 compared to $1.32 million for the same period last year:

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Cost of sales and services was less than $0.01 million for the three months ended June 30, 2020, reflecting the sales of product inventory obtained in the reverse acquisition. There were no product sales in the same period last year.

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Research and development expenses increased by $0.64 million to $1.14 million for the three months ended June 30, 2020 compared to $0.50 million for the same period last year. The increase was primarily due to increased external research expenses related to the clinical study of the company’s EB01 drug candidate, and increased activities and preparations related to the planned Phase 2/Phase 3 clinical study of EB05 as a potential treatment for hospitalized COVID-19 patients.

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General and administrative expenses decreased by $0.09 million to $0.73 million for the three months ended June 30, 2020 compared to $0.82 million for the same period last year primarily due to a decrease in legal fees, which was partially offset by increased salary and related personnel expenses and higher public company expenses.
For the three months ended June 30, 2020, Edesa reported a net loss of $1.77 million, or $0.20 per basic share, compared to a net loss of $1.29 million, or $0.30 per basic share, for the three months ended June 30, 2019.

Financial Results for the Nine Months Ended June 30, 2020*

Total revenues for the nine months ended June 30, 2020 were $0.33 million, reflecting sale of product inventory obtained in the reverse acquisition completed in June 2019. There were no significant revenues for the nine months ended June 30, 2019.

Total operating expenses increased by $2.45 million to $4.72 million for the nine months ended June 30, 2020 compared to $2.27 million for the same period last year:

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Cost of sales and services was $0.02 million for the nine months ended June 30, 2020, reflecting the sales of product inventory obtained in the reverse acquisition. There were no product sales in the same period last year.

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Research and development expenses increased by $1.30 million to $2.17 million for the nine months ended June 30, 2020 compared to $0.87 million for the same period last year. The increase was primarily due to increased external research expenses related to the clinical study of the company’s EB01 drug candidate, and increased activities and preparations related to the planned Phase 2/Phase 3 clinical study of EB05 as a potential treatment for hospitalized COVID-19 patients, as well as increased salary and related personnel expenses.

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General and administrative expenses increased by $1.13 million to $2.53 million for the nine months ended June 30, 2020 compared to $1.40 million for the same period last year. The increase was primarily due to increased salary and related personnel expenses, increased legal and professional fees, and higher public company expenses.
For the nine months ended June 30, 2020, Edesa reported a net loss of $4.35 million, or $0.52 per basic share, compared to a net loss of $2.19 million, or $0.61 per basic share, for the nine months ended June 30, 2019.

* Financial results for any periods ended prior to June 7, 2019 reflect the financials of the company’s subsidiary Edesa Biotech Research, Inc. on a standalone basis.

Working Capital

At June 30, 2020, Edesa had working capital of $5.24 million. Cash and cash equivalents totaled $5.64 million. From July 8 to August 10, 2020, the exercise of common share purchase warrants resulted in net cash proceeds to the company of approximately $2.42 million.

Calendar

Edesa management will be remotely joining the H.C. Wainwright Global Investment Conference on September 14-16, 2020 and the LD Micro 500 conference being held September 1-4, 2020. Attendees interested in meetings with management can schedule video one-on-one meetings through the conferences or by contacting Edesa at investors@edesabiotech.com.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company focused on developing innovative treatments for inflammatory and immune-related diseases with clear unmet medical needs. Edesa’s lead product candidate, EB01, is a novel non-steroidal anti-inflammatory molecule (sPLA2 inhibitor) for the treatment of chronic allergic contact dermatitis which has demonstrated statistically significant improvements in multiple clinical studies. The company is developing late-stage monoclonal antibodies that block certain immune signaling proteins, known as TLR4 and CXCL10. These molecules are associated with a broad range of diseases, including the inflammation associated infectious diseases. Due to the global health emergency, Edesa has prioritized the development of EB05 as a potential treatment for hospitalized COVID-19 patients. The company is based in Markham, Ontario, Canada, with a U.S. subsidiary located in Southern California. Sign up for news alerts.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the company’s belief that EB05 could regulate the overactive immune response associated with ARDS and the company’s plans regarding its Phase 2/3 study, including its belief that, subject to funding and IND approval, the company could be ready to initiate patient enrollment ahead of the anticipated resurgence of SARS-CoV-2 infections this fall/winter. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa’s operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa’s product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa’s ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises, such as COVID-19. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa’s public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contacts

Gary Koppenjan
Edesa Biotech, Inc.
(805) 488-2800 ext. 150
investors@edesabiotech.com

Condensed Interim Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Total Revenues	$109,985	$500	$328,301	$500

Expenses:
Cost of sales and services	1,472	-	15,287	-
Research and development	1,143,868	502,927	2,174,680	872,020
General and administrative	733,079	817,927	2,528,702	1,395,353
	1,878,419	1,320,854	4,718,669	2,267,373

Loss from Operations	(1,768,434)	(1,320,354)	(4,390,368)	(2,266,873)

Other Income	2,671	26,347	41,436	79,187
Income Tax Expense	-	-	800	-

Net Loss	(1,765,763)	(1,294,007)	(4,349,732)	(2,187,686)

Exchange differences on translation	68,972	27,443	47,178	118,456

Net Loss and Comprehensive Loss	$(1,696,791)	$(1,266,564)	$(4,302,554)	$(2,069,230)

Weighted average number of common shares outstanding	8,859,520	4,317,759	8,364,866	3,599,188

Loss per share - basic and diluted	$(0.20)	$(0.30)	$(0.52)	$(0.61)

Condensed Interim Consolidated Balance Sheets
(Unaudited)

	June 30,	September 30,
	2020	2019

Assets:
Cash and cash equivalents	$5,640,695	$5,030,583
Other current assets	580,112	614,123
Intangible asset	2,508,829	-
Operating lease right-of-use assets	172,776	-
Property and equipment, net	20,342	73,058

Total Assets	$8,922,754	$5,717,764

Liabilities, shareholders' equity and temporary equity:
Current liabilities	$983,078	$461,634
Noncurrent liabilities	139,487	-
Temporary equity	2,458,051	-
Shareholders' equity	5,342,138	5,256,130

Total liabilities, shareholders' equity and temporary equity	$8,922,754	$5,717,764

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	June 30, 2020	June 30, 2019

Cash Flows from Operating Activities:
Net loss	$(4,349,732)	$(2,187,686)
Adjustments for non-cash items	540,945	36,639
Change in working capital items	495,384	(1,749,912)

Net cash used in operating activities	(3,313,403)	(3,900,959)

Net cash provided by investing activities	15,532	6,405,207

Net cash provided by financing activities	3,864,307	-

Effect of exchange rate changes on cash and cash equivalents	43,676	128,618

Net change in cash and cash equivalents	610,112	2,632,866
Cash and cash equivalents, beginning of period	5,030,583	3,730,230
Cash and cash equivalents, end of period	$5,640,695	$6,363,096